Filed Pursuant to Rule 433

Registration No. 333-192302

CITIGROUP INC. 36,000,000 DEPOSITARY SHARES

EACH REPRESENTING A 1/1,000TH INTEREST IN A SHARE OF

6.300% NONCUMULATIVE PREFERRED STOCK, SERIES S

$25 LIQUIDATION PREFERENCE PER DEPOSITARY SHARE

Terms and Conditions:

Issuer:	Citigroup Inc.

Securities:	36,000,000 depositary shares, each representing a 1/1,000th interest in a share of perpetual 6.300% Noncumulative Preferred Stock, Series S (the “Series S preferred stock”).

Over-allotment Option:	Up to an additional 5,400,000 depository shares within 30 days of the Trade Date.

Ratings*:	Ba2 / BB+ / BB+ / BBBL (Stable Outlook / Stable Outlook / Stable Outlook / Positive Outlook) (Moody’s / S&P / Fitch / DBRS)

Trade Date:	January 26, 2016

Settlement Date:	February 2, 2016 (T+5 days)

Maturity:	Perpetual

Liquidation Preference:	$25,000 per share of Series S preferred stock (equivalent to $25 liquidation preference per depositary share).

Aggregate Liquidation Preference:	$900,000,000 (or $1,035,000,000 if the over-allotment option is exercised in full).

Public Offering Price:	$25 per depositary share

Net Proceeds to Citigroup:	$872,223,375.00 (or $1,002,970,875.00 if the over-allotment option is exercised in full) (before expenses)

Dividend Rate and Payment Dates:	When, as and if declared by the board of directors of Citigroup or a duly authorized committee thereof, from and including the Settlement Date at an annual rate of 6.300%, payable quarterly in arrears on each February 12, May 12, August 12, and November 12, beginning May 12, 2016 (if declared) on a noncumulative basis. Following business day convention. Business days New York.

First Dividend Payment Date:	If declared, May 12, 2016

Day Count:	30/360

Redemption at Issuer’s Option:	Subject to any required approval of the Federal Reserve, Citigroup may redeem the Series S preferred stock, and thus redeem a proportionate number of depositary shares (i) in whole or in part, from time to time, on any dividend payment date on or after February 12, 2021, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event, in each case at a cash redemption price equal to 100% of the liquidation preference, plus any declared and unpaid dividends, and without accumulation of any undeclared dividends, to but excluding the redemption date.

Sinking Fund:	Not applicable.

Listing:	Application will be made to list the depositary shares on the New York Stock Exchange.

Voting Rights:	The holders of the Series S preferred stock do not have voting rights, except (i) as specifically required by Delaware law; (ii) in the case of certain dividend non-payments; (iii) with respect to the issuance of senior capital stock of Citigroup; and (iv) with respect to changes to Citigroup’s organizational documents that would adversely affect the voting powers, preferences or special rights of the Series S preferred stock. Holders of depositary shares must act through the depositary to exercise any voting rights.

Depositary Shares CUSIP/ISIN:	172967317 / US1729673178

Sole Structuring Agent and Sole Bookrunner:	Citigroup Global Markets Inc.

Joint Lead Managers:	Goldman, Sachs & Co. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC RBC Capital Markets, LLC UBS Securities LLC Wells Fargo Securities, LLC

Senior Co-Managers:

Barclays Capital Inc.

BNP Paribas Securities Corp.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Mitsubishi UFJ Securities (USA), Inc.

Nomura Securities International, Inc.

UniCredit Capital Markets LLC

CITIGROUP INC. 36,000,000 DEPOSITARY SHARES

EACH REPRESENTING A 1/1,000TH INTEREST IN A SHARE OF

6.300% NONCUMULATIVE PREFERRED STOCK, SERIES S

$25 LIQUIDATION PREFERENCE PER DEPOSITARY SHARE

Underwriters:

Academy Securities, Inc.

Apto Partners, LLC

B.C. Ziegler and Company

BBVA Securities Inc.

Blaylock Beal Van, LLC

BMO Capital Markets Corp.

BNY Mellon Capital Markets, LLC

C.L. King & Associates, Inc.

Cabrera Capital Markets, LLC

Capital One Securities, Inc.

CastleOak Securities, L.P.

CAVU Securities, LLC

CIBC World Markets Corp.

Comerica Securities, Inc.

D.A. Davidson & Co.

Davenport & Company LLC

Drexel Hamilton, LLC

Fifth Third Securities, Inc.

Great Pacific Securities

Guggenheim Securities LLC

Hilltop Securities Inc.

HSBC Securities (USA) Inc.

The Huntington Investment Company

Imperial Capital, LLC

ING Financial Markets LLC

J.J.B. Hilliard, W.L. Lyons, LLC

Janney Montgomery Scott LLC

Keefe, Bruyette & Woods, Inc.

KeyBanc Capital Markets Inc.

Lebenthal & Co., LLC

Lloyds Securities Inc.

Loop Capital Markets LLC

Macquarie Capital (USA) Inc.

Mesirow Financial Inc.

MFR Securities, Inc.

Mischler Financial Group, Inc.

Multi-Bank Securities, Inc.

National Bank of Canada Financial Inc.

Oppenheimer & Co. Inc.

Piper Jaffray & Co.

PNC Capital Markets LLC

RB International Markets (USA) LLC

RBS Securities Inc.

Robert W Baird & Co. Incorporated

Samuel A. Ramirez & Company, Inc.

Sandler O’Neill + Partners, L.P.

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

Seaport Global Securities LLC

Siebert Brandford Shank & Co., L.L.C.

Wedbush Securities Inc.

William Blair & Company, L.L.C.

The Williams Capital Group, L.P.

*Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time. Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-192302. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.

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